MOST HOME CORP. ANNOUNCES Q2 RESULTS

March 24, 2004 - Vancouver, B.C., Canada - Most Home Corp. (OTC BB: MHME), a rapidly growing leader in the Internet real estate services field, announces its results for the second quarter of fiscal 2004 ended January 31, 2004.

Most Home Corp. ("Most Home™") reported a net loss of $188,162, or 1 cent per share, on revenues of $413,316 for the three months ended January 31, 2004, compared to a net loss of $33,724, or 0 cents per share, for the comparable quarter in fiscal 2003. Most Home reported a net loss of $129,300, or 1 cent per share, on revenues of $913,284 for the six months ended January 31, 2004, compared to a net loss of $117,158, or 1 cent per share, on revenues of $603,290 for the comparable six month period in fiscal 2003. Most Home's gross margin was $199,297 (48.2%) for the three months ended January 31, 2004 and $525,469 (57.5%) for the six months ended January 31, 2004 compared to a gross margin of $181,706 (63.2%) and $388,590 (64.4%), respectively, for the comparable periods in fiscal 2003. Revenues for the three months ended January 31, 2004 increased by $125,583 (43.6%) compared to Q2 of fiscal 2003, while gross margin increased by $17,591 (9.7%). Revenues for the six months ended January 31, 2004 increased by $309,994 (51.4%) compared to the first six months of fiscal 2003.

Mr. Ken Galpin, President and CEO of Most Home, stated; "The quarter saw us achieve substantive revenue growth on a year over year basis. The source of these increased revenues, however, came primarily from Most Home's referral business. While this is encouraging, it had been expected that Most Home's ClientBuilder product line, which was introduced last year, would be generating greater revenues by now. Several things have conspired to slow the roll-out of ClientBuilder and this has contributed significantly to the losses recorded for the current period."

He went on to say that, "The primary difficulties experienced with the ClientBuilder rollout are not related to the construction of the product or competitive scenarios. The issues that have slowed adoption of ClientBuilder are marketing and industry related. Much of the major development work on the product had been completed and the development staff transitioned to modification type work that cannot be capitalized and amortized over time. This increased our operating expenses for the period by $48,877. Most Home also had a big increase in memberships during the current quarter, however, since membership revenues are recognized over the life of the membership contract, the increased membership receipts will benefit future revenues. The increase in development costs being expensed, in addition to the costs associated with our US marketing efforts, accounted for the majority of the losses experienced in this quarter."

Mr. Galpin concluded that, "As Most Home looks forward, it expects to experience reduced losses in the third quarter and then return to profitability in the fourth quarter of the current fiscal year based largely on seasonal increases in referral revenues. These seasonal increases have been experienced repeatedly over the last three years. Most Home also believes that the steps taken to enhance its marketing efforts will begin to yield higher ClientBuilder revenues in the fourth quarter."

For more information, see our financial statements for the three and six months ended January 31, 2004 filed on Form 10Q-SB at www.sec.gov.

About Most Home

Most Home Corp. is a real estate services Most Home providing its ClientBuilder for Brokers™ and ClientBuilder for Agents™ technology solutions for agents, brokers and real estate franchises. Most Home's broker and agent web solutions, incorporating its proprietary lead generation, qualification and management system, represent the next generation in web service technology and customer relationship management.

Most Home Corp. also operates Most Referred Real Estate Agents Inc. Established in 1997; Most Referred® is a licensed real estate Most Home in B.C., Canada and is engaged in the business of acquiring and qualifying real estate leads for its network of over 5,000 peer-selected real estate agents in some 2,600 market centers across the United States and Canada.

Most Home Corp. maintains a corporate Internet site at http://www.mosthome.com.

kgalpin@mosthome.com
ON BEHALF OF THE BOARD OF DIRECTORS OF _/signed/_________________________________ Ken Galpin President - CEO FOR MORE INFORMATION PLEASE CONTACT Web: http://investor.mosthome.com

For further information or to be included on our email update list, please contact:

Brad Long / Investor Relations
Most Home Corp.
79 Tyee Drive, Suite 205
Point Roberts, WA  98281 USA
Toll Free:  877-360-0988 (US & Canada)
Direct:      360-945-2490 (Pacific Standard Time)
Fax:         360-945-2491
Email:      blong@mosthome.com
Website:  www.mosthome.com

Certain information and statements included in this news release constitute "forward-looking'' statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the results, performance, or achievements of Most Home Corp. to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements.